Exhibit 99.2

September 11, 2014

To Our Holders of Shares of

Restricted Common Stock

Re:	Registration Rights Agreement

Dear Stockholder:

We are providing you and each other holder of our shares of common stock (“Restricted Common Stock”) that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), the right to participate in our proposed offering of common stock as a selling stockholder.

Our proposed offering (“Proposed Offering”) will be:

•	A firm commitment underwritten offering of our shares of Common Stock,
•	By a managing underwriter that has national recognition as a leading investment bank,
•	That will be registered under the Securities Act, and
•	That will provide us with gross proceeds of at least $40 million.

If you participate in the Proposed Offering you will have the right to sell your shares of Restricted Common Stock on the same price as the Company will receive for the shares of common stock issued and sold by the Company in the Proposed Offering. The Proposed Offering gives us the ability to “up-list” our shares of common stock from the bulletin board to the regular NASDAQ stock market. We believe that up-listing our common stock would provide our stockholders many benefits. The NASDAQ market generally offers greater liquidity and requires us to adhere to certain governance procedures that protect stockholder rights. In addition, up-listing our shares to NASDAQ would provide us with a broader array of capital market opportunities, which we expect would provide us access to capital at more favorable prices.

As you know, we are a public company and our shares of common stock are traded on the OTC Bulletin Board (OTCBB) under the symbol “UBIQ”. You and other holders of shares of Restricted Common Stock may sell your shares of Restricted Common Stock under Rule 144 in broker transactions from and after Monday, September 29, 2014. Affiliates are subject to certain volume limitations under Rule 144. The number of shares of Restricted Common Stock that any Affiliate (or stockholder that acquired Restricted Common Stock from an Affiliate within 90 days) may sell under Rule 144 during any 3 month period is, generally, equal to the greater of the following: (x) 1% of the number of shares of our Common Stock that are issued and outstanding (which is equal to 1% of 99,801,258 or 9,980,126) or (y) the average weekly reported volume of our shares of common stock traded on the OTCBB. On the date of this letter, all of our directors and officers have signed the Registration Rights Agreement, which accounts for approximately 35% of the issues and outstanding shares of our Restricted Common Stock.

September 11, 2014

We believe that the selling pressure that would likely result from holders of our Restricted Common Stock selling their shares on the OTCBB in broker transactions that are not coordinated or properly managed would have a material and adverse effect on our stock price. The OTCBB is not a market that is generally regarded to provide the market liquidity as the NASDAQ stock market and stockholders selling at “market” prices in the OTCBB could cause a market imbalance that would lower our share price, which would likely lead to additional selling pressure that would likely further lower the market price of our common stock.

Any such material and adverse effect on our share price would make it more difficult for us to satisfy the NASDAQ requirements to “up-list” our common stock on NASDAQ. The NASDAQ listing eligibility rules provide that, if we do not complete a firm committed underwritten public offering that provides us with gross proceeds of at least $40 million, then we would be required to wait for a period of time that we have made certain SEC disclosure reports, including an annual report on Form 10K that covers the 2014 year (which is required to be filed by March 31, 2015) and maintain a per share stock price of at least $4.00 per share for a sustained period of time – which cannot be less than for 30 of the most recent 60 trading days prior to the approval to up-list.

Additionally, any such material and adverse effect on our share price would make it more difficult for us to successfully complete the Proposed Offering at a price per share that is acceptable to the Company and does not provide substantial dilution to our existing stockholders because, among other reasons, one of the factors that would likely material influence the price per share for this offering will be our prevailing market price.

The Company believes that it is better for us and our stockholders that may want to sell their shares of Restricted Common Stock to work together in a coordinated firm commitment underwritten offering. The Company is granting, without charge or any fee or payment, each holder of our Restricted Common Stock the registration rights in the Registration Rights Agreement.

The Registration Rights Agreement provides that you will not sell your shares of Restricted Common Stock except in the Proposed Offering. However, the agreement will terminate upon our failure to meet the following milestones and, accordingly, your obligation to not sell your shares of Restricted Common Stock is subject to us meeting the following milestones on the dates specified below (unless extended by the Holders):

September 11, 2014

Date	Milestone
October 31, 2014	Holders of at least 50% of the outstanding shares of Restricted Common Stock become a party to the Registration Rights Agreement.

November 26, 2014	The Company selects an Underwriter that is nationally recognized as a national or global investment bank that has relevant and significant experience as a lead or managing underwriter of public offerings that are registered under the Securities Act.

January 26, 2015	The Company engages the Underwriter and the Underwriter has completed its initial due diligence of the Company with respect to the Proposed Offering.

February 6, 2015	The Company files a registration statement with the SEC on Form S-1 for the Proposed Offering.

March 31, 2015	The Company completes the Proposed Offering.

In addition, we will provide you with a notice when we determine the expected range of the per share gross selling price of the Proposed Offering. You may opt out of the Proposed Offering if you do not like the expected pricing range or for any other reason. If you opt out, you will be able to sell your shares of Restricted Common Stock on the market in broker transactions in accordance with Rule 144, however, you will be required to not sell your shares of Restricted Common Stock for up to 90 days after closing of the Proposed Offering, if and to the extent requested in good faith by the managing underwriter of the Proposed Offering.

We enclose a copy of our Registration Rights Agreement (the “Registration Rights Agreement”). To participate in our proposed offering you will need to sign and return a counterpart of this agreement to us by October 31, 2014 or such later date as we may permit.

Please note that this letter and the Registration Rights Agreement and the documentation referenced in the Registration Rights Agreement does not constitute an offer or any solicitation of an offer for the sale of any securities. Any such sale that involves a public offering may only be made through a prospectus that is included in a registration statement that has been filed with the Securities and Exchange Commission and is effective.

Please telephone or email us for more information about the Registration Rights Agreement. We look forward to providing better opportunities and value through our Proposed Offering.

Very truly yours,

September 11, 2014

Christopher Carmichael
Chief Executive Officer

Enclosure